Exhibit 99.1

_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS
AND FORECASTS SECOND HALF 2006 SALES AND EPS TARGETS

          Pleasanton, California, August 16, 2006 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended July 29, 2006 of $.32 and net earnings for the period of $45.4 million.  These results are after $3.3 million, or an equivalent of about $.01 per share, in stock option related expenses recognized pursuant to FAS No. 123(R), “Share-Based Payment.”  For the 13 weeks ended July 30, 2005, net earnings totaled $42.3 million, and earnings per share were $.29.   Fiscal 2006 second quarter sales increased 12% to $1.308 billion, with comparable store sales for the period up 4% on top of a 7% increase in the prior year.

          For the six months ended July 29, 2006, earnings per share were $.73 and net earnings totaled $104.6 million.  These results are after $6.8 million, or an equivalent of about $.03 per share, in stock option related expenses recognized pursuant to FAS No. 123(R), “Share-Based Payment.”  For the six months ended July 30, 2005, net earnings totaled $92.3 million, and earnings per share were $.62.   Sales for the first six months of 2006 increased 13% to $2.600 billion, with comparable store sales for the period up 5% on top of a 5% gain in the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Second quarter sales and earnings were at the high end of our initial forecast for the period, benefiting from broadbased geographic and merchandise trends.   Operating margin, before the effect of stock option related expenses was relatively flat to the prior year.  As a percent of sales, improvements in distribution costs and merchandise margin were offset by higher shrink accruals, freight, store and occupancy expenses.”

          Mr. Balmuth continued, “Our balance sheet and cash flows as we ended the first half of the year remain strong and healthy.  We continue to return capital to stockholders through our stock repurchase and dividend programs.  During the first six months of 2006, we repurchased 3.6 million shares of common stock for an aggregate of $99 million as part of the two-year $400 million program authorized by our Board of Directors in the fourth quarter of 2005.  Approximately $301 million remains available under the current stock repurchase authorization, which we expect to complete by the end of fiscal 2007.”

          On a more current note, Mr. Balmuth said, “Same store sales for the first two weeks of August were below plan at up 2% from the prior year.  In addition, we are entering the fall season with residual inventory and clearance levels that are expected to pressure gross margin during the third quarter.  As a result, we are adopting a more conservative outlook for the second half of the year.”

          The Company now projects the following same store sales and earnings per share ranges for the balance of fiscal 2006:

•

For the third quarter ending October 28, 2006, same store sales are forecast to increase 1% to 3% on top of a 9% increase in the prior year, and earnings per share are projected to be in the range of $.24 to $.27.

•

For the fourth quarter ending February 3, 2007, same store sales are forecast to increase 1% to 3% on top of a 6% gain in the prior year, and earnings per share are projected to be in the range of $.57 to $.63.

•	As a result, for the full 53-week 2006 year, same store sales are forecast to increase 3% to 4%, and earnings per share now are projected to be in the range of $1.54 to $1.63.

•

The aforementioned forecasted earnings per share ranges are inclusive of approximately $.06 to $.07 in additional earnings per share in the fourth quarter and the fiscal year from the 53rd week.  Also included in these forecasted ranges are stock option related expenses equivalent to about $.01 to $.02 per share per quarter and $.06 for the fiscal year.

          The Company will provide additional details concerning its second quarter results, projected second half guidance and its longer-term business outlook on a conference call to be held on Wednesday, August 16, 2006 at 11:00 a.m. Eastern time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.  A recorded version of the call will also be available until at least the end of the month at the website address and via a telephone recording through August 23, 2006 at 402-220-5900, PIN #2342.

          Forward-Looking Statements: This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels, growth plans and productivity initiatives that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

* * * * *

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of July 29, 2006, the Company operated 744 Ross stores and 26 dd’s DISCOUNTS locations, compared to 682 Ross stores and 13 dd’s DISCOUNTS locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended

($000, except stores and per share data, unaudited)	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005

Sales	$1,308,052	$1,171,862	$2,599,728	$2,295,799
Costs and expenses
Cost of goods sold	1,024,130	919,166	2,012,966	1,784,165
Selling, general and administrative	210,635	183,652	417,802	360,705
Interest income, net	(1,554)	(580)	(3,438)	(878)

Total costs and expenses	1,233,211	1,102,238	2,427,330	2,143,992
Earnings before taxes	74,841	69,624	172,398	151,807
Provision for taxes on earnings	29,464	27,345	67,804	59,478

Net earnings	$45,377	$42,279	$104,594	$92,329
Earnings per share
Basic	$0.32	$0.29	$0.74	$0.63
Diluted	$0.32	$0.29	$0.73	$0.62
Weighted average shares outstanding (000)
Basic	140,348	145,102	140,991	145,555
Diluted	142,698	147,321	143,454	147,894
Dividends per share
Cash dividends declared per share	$0.06	$0.05	$0.06	$0.05
Stores open at end of period	770	695	770	695

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	July 29, 2006	July 30, 2005

Assets
Current assets
Cash and cash equivalents	$59,351	$119,397
Short-term investments	7,417	25,800
Accounts receivable	33,904	35,371
Merchandise inventory	959,792	975,846
Prepaid expenses and other	50,567	51,060
Deferred income taxes	20,014	8,968

Total current assets	1,131,045	1,216,442
Property and equipment, net	733,905	608,874
Other long-term assets	58,057	53,025
Long-term investments	13,140	—

Total assets	$1,936,147	$1,878,341

Liabilities and stockholders’ equity
Current liabilities
Accounts payable, accrued expenses and other	$860,591	$807,235

Total current liabilities	860,591	807,235
Long-term debt	—	50,000
Other long-term liabilities	123,760	115,127
Deferred income taxes	94,747	96,767
Commitments and contingencies
Stockholders’ equity	857,049	809,212

Total liabilities and stockholders’ equity	$1,936,147	$1,878,341

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended

($000, unaudited)	July 29, 2006	July 30, 2005

Cash Flows from Operating Activities
Net earnings	$104,594	$92,329
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	50,915	44,891
Stock-based compensation	13,621	7,873
Deferred income taxes	(3,092)	4,566
Tax benefit from equity issuance	6,280	17,430
Excess tax benefits from stock-based compensation	(1,243)	—
Change in assets and liabilities:
Merchandise inventory	(21,701)	(122,734)
Other current assets, net	(18,259)	(8,521)
Accounts payable	71,954	89,727
Other current liabilities	(36,743)	13,283
Other long-term, net	2,770	1,147

Net cash provided by operating activities	169,096	139,991

Cash Flows Used in Investing Activities
Purchase of assets under lease	(87,329)	—
Other additions to property and equipment	(58,794)	(96,200)
Sales of investments, net	3,215	41,600

Net cash used in investing activities	(142,908)	(54,600)

Cash Flows Used in Financing Activities
Repayment of term debt	(50,000)	—
Issuance of common stock related to stock plans	8,550	28,391
Excess tax benefits from stock-based compensation	1,243	—
Treasury stock purchased	(2,352)	(5,960)
Repurchase of common stock	(98,867)	(89,009)
Dividends paid	(17,178)	(14,747)

Net cash used in financing activities	(158,604)	(81,325)

Net (decrease) increase in cash and cash equivalents	(132,416)	4,066
Cash and cash equivalents:
Beginning of period	191,767	115,331

End of period	$59,351	$119,397

Non-Cash Investing Activities
Straight-line rent capitalization in build-out period	$—	$1,608
Change in fair value of investment securities	$(192)	$—